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                                                                 Exhibit 99.H(1)


                     TRANSFER AGENCY AND SERVICES AGREEMENT

     THIS AGREEMENT, dated as of this 24th day of September, 1999 between Domini Social Equity Fund (the "Fund"), a Massachusetts business trust having its principal place of business at 11 West 25th Street, New York, New York 10010-2001 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

     WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

     WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 18;

     WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article  1  Definitions
            -----------

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, in each case, only if such officer or person has been duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

          (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.
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          (d) "Board of Directors" shall mean the Board of Directors or Board of
     Trustees of the Fund, as the case may be.

          (e) "Commission" shall mean the Securities and Exchange Commission.

          (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (g)  "1934 Act" shall mean the Securities Exchange  Act of 1934 and
the rules   and regulations promulgated thereunder, all as amended from time to time.

          (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from an Authorized Person;

          (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

          (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of the Fund as may be issued from time to time.

          (l) "Shareholder" shall mean a record owner of Shares of the Fund.

          (m) "Written Instructions" shall mean a written communication signed by an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2  Appointment of Investor Services Group
            --------------------------------------

     2.1 Subject to the terms of this Agreement, the Fund hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of the Fund and as shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3  Duties of Investor Services Group
            ---------------------------------

     3.1  Investor Services Group shall be responsible for:

          (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and

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     for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund, applicable law and the procedures established from time to time between Investor Services Group and the Fund. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Fund make any modifications to the prospectus of the Fund or adopt any policies which in either case affect materially the obligations or responsibilities of Investor Services Group hereunder without the prior written approval of Investor Services Group, which approval shall not be unreasonably withheld or delayed.

          (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

          (c) In addition to performing the foregoing services, the Fund hereby engages Investor Services Group as a service provider with respect to the Print/Mail Services set forth in Schedule B for the fees also identified in Schedule B. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

          (d) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund and its agents as provided above.

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     3.3  In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

     3.4 Investor Services Group agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article 4  Recordkeeping and Other Information
           -----------------------------------

     4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records
required by Section 31(a) of the 1940 Act.   Where applicable, such records
shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will, at the expense of the Fund, be surrendered promptly to the Fund on and in accordance with the Fund's request.

     4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5  Fund Instructions
           -----------------

     5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates which bear the proper signature of Investor Services Group and which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund.

     5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

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     5.3  Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6  Compensation
            ------------

     6.1 The Fund will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and charges set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

     6.2 In addition to those fees and charges referenced in Section 6.1 above, the Fund agrees to pay for such out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket expenses annexed hereto as Schedule D and incorporated herein. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group at the request, or with the consent, of the Fund in the performance of its obligations hereunder.

     6.3 The Fund agrees to pay all fees, charges and out-of-pocket expenses within fifteen (15) business days following the receipt of the respective invoice for services rendered prior to or on the date of such invoice. In addition, with respect to all invoices issued pursuant to this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts, provided however, the foregoing service fee shall not apply if the Fund in good faith legitimately disputes any invoice amount in which case the Fund shall do the following within thirty (30) days of the postmark date: (a) pay Investor Services Group the undisputed amount of the invoice; and (b) provide Investor Services Group a detailed written description of the disputed amount and the basis for the Fund's dispute with such amount. In addition, the Fund shall cooperate with Investor Services Group in resolving disputed invoice amounts and then promptly paying such amounts determined to be due.

     6.4 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article
12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article  7  Documents
            ---------

     7.1 In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of

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time for Investor Services Group to prepare to perform its duties hereunder, deliver or cause to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8  Transfer Agent System
            ---------------------

     8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

     8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article 9  Representations, Warranties and Covenants
           -----------------------------------------

     9.1 Investor Services Group represents and warrants to the Fund and covenants and agrees that:

          (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

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          (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

          (f) its systems and facilities, and those of its material vendors, will be able to properly recognize and perform date-sensitive functions involving any date after December 31, 1999;

          (g) it shall maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Investor Services Group with all requirements of law and sufficient for Investor Services Group to perform its obligations under this Agreement; and all such policies are in full force and effect; and are with financially sound and reputable insurance companies, funds or underwriters;

          (h) all shareholder accounts shall be maintained on the Surpas system until converted to the FSR system (which shall not occur until the Fund is satisfied that the FSR system can support the shareholders records and data) and shall not be converted to any other system without the prior written consent of the Fund, which consent shall not be unreasonably withheld or delayed; and

          (i) in the event of the termination of this Agreement, Investor Services Group shall provide reasonable cooperation to the Fund in the movement of all records (in all media) and materials of the Fund and the conversion of the shareholder accounts to a successor transfer agent.

     9.2  The Fund represents and warrants to Investor Services Group that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

          (c) all proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

          (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of the Fund is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

          (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

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     9.3   THIS IS A SERVICE AGREEMENT.  EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10  Indemnification
            ---------------

     10.1 Investor Services Group shall not be responsible for and the Fund shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind (a "Claim") which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable arising out of or attributable to any of the following:

          (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

          (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of Investor Services Group's duties and obligations hereunder;

          (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund;

          (d) the offer or sale of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

          (e) The Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

     10.2 The Fund shall not be responsible for and Investor Services Group shall indemnify and hold the Fund harmless from and against any and all Claims which may be asserted against the Fund or for which the Fund may be held to be liable which result from the negligence, bad

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faith or willful misconduct of Investor Services Group in the performance of its duties hereunder.

     10.3 In any case in which the either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

          (a) one year after the Fund or Investor Services Group, as applicable, becomes aware of the event for which indemnification is claimed; or

          (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

     10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article  11  Standard of Care
             ----------------

     11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees, subcontractors or agents.

     11.2 Notwithstanding any provision in this Agreement to the contrary and except with respect to the gross negligence of Investor Services Group, or the breach by Investor Services Group of section 14 of the Agreement, Investor Services Group's cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of

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the form of action or legal theory shall not exceed the lesser of (i) $1,500,000 or (ii) the fees received by Investor Services Group for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. Fund understands the limitation on Investor Services Group's damages to be a reasonable allocation of risk and Fund expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

     11.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12  Consequential Damages
             ---------------------

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL INVESTOR SERVICES GROUP, THE FUND, THEIR AFFILIATES OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13  Term and Termination
             --------------------

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of four (4) years (the "Initial Term").

     13.2 Upon the expiration of the Initial Term and each Renewal Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty
(180) days prior to the expiration of the Initial Term or the then current Renewal Term.

     13.3 In the event of termination by the Fund under Section 13.2 or 13.6, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund. In the event of termination of this Agreement by the Fund under Section 13.4 (if Investor Services Group is guilty of material breach) or 13.5,

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all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by Investor Services Group. In the event of termination of this Agreement by Investor Services Group under Section 13.4 (if the Fund is guilty of material breach), all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund. In the event of termination of this Agreement by Investor Services Group under
Section 13.2, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by Investor Services Group.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     13.5 Pursuant to Section 3.4 of this Agreement, Investor Services Group has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in Exhibit 1 to Schedule A. The parties agree that the measurement of the Performance Standards will not begin until sixty (60) days after Investor Services Group has begun providing services under this Agreement. The parties agree that each quarterly period, as described below, will be measured on a rolling three calendar month period. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties.

          (a) In the event that Investor Services Group fails to meet a particular Performance Standard (except any failure due to circumstances beyond its control) in any given quarter, the Fund will provide Investor Services Group with written notice of such failure, and Investor Services Group agrees to take appropriate corrective action as soon as reasonably possible.

          (b) In the event that Investor Services Group fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) in two (2) consecutive quarters, the fee payable to Investor Services Group hereunder for that particular service shall be reduced by ten percent (10%) for the second of those two quarters.

          (c) In the event that Investor Services Group fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) consecutive quarters, the Fund shall have the right to terminate this Agreement upon sixty (60) days' written notice to Investor Services Group.

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          (d) Compliance with the Performance Standards shall be reported monthly and measured quarterly based on the average performance during that quarter and in the aggregate with respect to all Domini affiliated funds serviced by Investor Services Group.

     13.6 Notwithstanding anything contained in this Agreement to the contrary, during the Initial Term and any subsequent Renewal Term, the Fund shall have the right to terminate this Agreement without cause at any time on 90 days prior written notice to Investor Services Group, provided that prior to the conversion or termination of services pursuant to such notice, the Fund shall pay to Investor Services Group the termination fee set forth in Schedule B. The parties acknowledge that such fee shall not apply if the Fund terminates this Agreement pursuant to Section 13.2, 13.4 or 13.5 above, but shall apply if the Fund is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of Investor Services Group.

Article  14  Confidentiality
             ---------------

     14.1 The parties agree that the Proprietary Information (defined below) and the contents of Schedule B of this Agreement (collectively "Confidential Information") are confidential information of the parties, including Domini Social Investments LLC, and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information (i) to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement or (ii) to any regulatory authority having jurisdiction over the disclosing party or
(iii) as required by law. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent. Investor Services Group hereby acknowledges that Domini Social Investments LLC is a third party beneficiary of this Agreement solely for the purposes of this Section 14.

     14.2  Proprietary Information means:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, customer prospect lists, any other information regarding customers, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, Domini Social Investments LLC or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, Domini Social Investments LLC or Investor Services Group a competitive advantage over its competitors; and

          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     14.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party, Domini Social Investments LLC which now exist or come into the control or possession of the other.

     14.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

          (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

          (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

          (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

          (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

          (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  15  Force Majeure
             -------------

     15.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 16  Assignment and Subcontracting
            -----------------------------

     16.1 This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that in the event of any such assignment, Investor Services Group will remain liable for the acts and omissions of any assignee. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group provided that Investor Services Group shall remain liable for the
               -------- ----
acts and omissions of any subcontractor as if performed by Investor Services Group.

Article 17  Arbitration
            -----------

     17.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     17.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     17.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 17.

Article  18  Additional Portfolios.
             ---------------------

     18.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have Investor Services Group render services as transfer agent under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  19  Notice
             ------

     19.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

          To the Fund:

          Domini Social Equity Fund
          c/o Domini Social Investments LLC
          11 West 25th Street
          New York, New York 10010-2001
          Attention:  David Wieder

          with a copy to:

          Bingham Dana LLP
          150 Federal Street
          Boston, MA  02110
          Attention:  Roger P. Joseph, Esq.

          To Investor Services Group:

          First Data Investor Services Group, Inc.
          4400 Computer Drive
          Westboro, Massachusetts  01581
          Attention:  President

          with a copy to Investor Services Group's General Counsel at the same address.

Article 20  Governing Law/Venue
            -------------------

     20.1 The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of
this agreement.   All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21  Counterparts
            ------------

     21.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22  Captions
            --------

     22.1 The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23  Publicity
            ---------

     23.1 Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24  Relationship of Parties/Non-Solicitation
            ----------------------------------------

     24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

     24.2 During the term of this Agreement and for one (1) year afterward, (a) the Fund shall not recruit, solicit, employ or engage, for the Fund or others, Investor Services Group's employees and (b) Investor Services Group shall not recruit, solicit, employ or engage, for Investor Services Group or others, employees of the Fund or Domini Social Investments LLC.

Article 25  Entire Agreement; Severability
            ------------------------------

     25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                         DOMINI SOCIAL EQUITY FUND

                         By:   David P. Wieder
                            ------------------

                         Title:   Vice President
                               -----------------


                         FIRST DATA INVESTOR SERVICES GROUP, INC.

                         By:   J. Stratton
                            --------------

                         Title:   SVP
                               ------

                                   EXHIBIT 1

                               List of Portfolios

Domini Social Equity Fund

                                     - 18 -